CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated January 20, 2021, relating to the financial statement of RiverNorth Flexible Municipal Income Fund II, Inc. (the “Fund”), as of January 15, 2021, and to the reference to our firm under the heading “Fund Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 22, 2021